Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Second Quarter 2011 Earnings

August 3, 2011, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2011. Total revenue for the three months ended June 30, 2011 (“2011 Quarter”) increased 6.7% to $42,779,000 compared to $40,087,000 for the three months ended June 30, 2010 (“2010 Quarter”). Operating income, which is net income available to common stockholders before income attributable to the noncontrolling interest and preferred stock dividends, decreased 23.8% to $8,193,000 for the 2011 Quarter compared to $10,746,000 for the 2010 Quarter. Net income available to common stockholders was $2,613,000, or $0.14 per diluted share, for the 2011 Quarter compared to $1,888,000, or $0.10 per diluted share, for the 2010 Quarter. In the 2011 Quarter, operating income decreased because (1) property operating income declined $1,285,000 compared to the 2010 quarter due to reduced occupancy in the mixed-use portfolio, and (2) Clarendon Center, portions of which continue to be in their initial lease-up period, adversely impacted operating income by $1,256,000, primarily because interest, depreciation and amortization expenses exceeded the property operating income ($265,000) and the amount of interest capitalized on the portion of the project not yet placed into service declined compared to the 2010 Quarter ($991,000). The increase in net income available to common shareholders in the 2011 Quarter was primarily caused by $4,479,000 of expense in the 2010 Quarter related to the early extinguishment of debt when the Company refinanced the mortgage loan secured by its Thruway shopping center located in Winston Salem, North Carolina, offset in part by a non-cash expense of $1,244,000 during the 2011 Quarter, due to a decline in the fair value of the Company’s interest rate swaps.

Same property revenue for the total portfolio decreased 3.6% for the 2011 Quarter compared to the 2010 Quarter and same property operating income decreased 5.8%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 2.1% in the 2011 Quarter compared to the 2010 Quarter due primarily to the (a) impact of the bankruptcy and departure of Superfresh from Lumberton shopping center and (b) the loss of two restaurant tenants prior to their lease expirations. Same property operating income in the mixed-use portfolio decreased 18.3% for the 2011 Quarter compared to the 2010 Quarter, primarily due to a decrease in occupancy that occurred in the latter part of 2010 and the first quarter of 2011.

www.SaulCenters.com

For the six months ended June 30, 2011 (“2011 Period”), total revenue increased 1.0% to $84,512,000 compared to $83,700,000 for the six months ended June 30, 2010 (“2010 Period”), and operating income decreased 29.3% to $16,512,000 compared to $23,358,000 for the 2010 Period. Net income available to common stockholders was $6,137,000, or $0.33 per diluted share, for the 2011 Period, compared to $8,656,000, or $0.47 per diluted share, for the 2010 Period. Overall same property revenue and operating income for the total portfolio each decreased 7.6% in the 2011 Period compared to the 2010 Period. In the 2011 Period, same property shopping center operating income decreased 4.7%, primarily due to the collection in the prior year of $1,939,000 of rents and other past due charges from a former anchor tenant. Excluding this one-time revenue, same property shopping center operating income decreased 0.7% compared to the prior year. Same property operating income in the mixed-use portfolio decreased 17.3% for the 2011 Period, primarily due to decreased occupancy.

As of June 30, 2011, 89.8% of the commercial portfolio (all properties except the apartments at Clarendon Center) was leased, compared to 91.9% at June 30, 2010. On a same property basis, 90.2% of the commercial portfolio was leased, compared to the prior year level of 91.9%. The Clarendon Center apartments were 100% leased at June 30, 2011. The 2011 commercial leasing percentages were impacted by a net decrease of approximately 145,000 square feet of leased space, of which approximately 90,000 square feet was attributable to mixed-use properties.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 19.1% to $11,636,000 in the 2011 Quarter compared to $9,770,000 in the 2010 Quarter. On a diluted per share basis, FFO available to common shareholders increased 17.1% to $0.48 per share for the 2011 Quarter compared to $0.41 per share for the 2010 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains from property dispositions and extraordinary items. FFO increased in the 2011 Quarter compared to the 2010 Quarter primarily due to the prior year’s expense associated with the Thruway refinancing ($4,479,000 or $0.18 per diluted share), offset in part by (1) reduced occupancy in the same property mixed-use portfolio ($1,285,000 or $0.05 per diluted share) and (2) non-cash expense caused by the decrease in fair value of interest rate swaps ($1,244,000 or $0.05 per diluted share). Clarendon Center operations adversely impacted FFO by $126,000 during the 2011 Quarter because (a) the construction loan was replaced with higher rate permanent financing during March 2011, causing an increase in interest expense, net of amounts capitalized ($2,250,000 or $0.09 per diluted share) which was partially offset by (b) property operating income ($2,124,000 or $0.09 per diluted share).

www.SaulCenters.com

FFO available to common shareholders for the 2011 Period decreased 4.4% to $24,507,000 from $25,632,000 during the 2010 Period. Per share FFO available to common shareholders for the 2011 Period decreased 6.5% to $1.01 per diluted share from $1.08 per diluted share for the 2010 Period. FFO decreased in the 2011 Period primarily due to (1) reduced occupancy in the same property mixed-use portfolio ($2,386,000 or $0.10 per diluted share), (2) prior year collection of rents and other past due charges from a former anchor tenant ($1,939,000 or $0.08 per diluted share), (3) non-cash expense caused by the decrease in fair value of interest rate swaps ($1,157,000 or $0.05 per diluted share) and (4) the adverse impact of the commencement of operations at Clarendon Center ($1,145,000 or $0.05 per diluted share) comprised of an increase in interest expense, net of amounts capitalized ($3,986,000) in excess of property operating income ($2,841,000), all of which were partially offset by (1) the prior year expense associated with the Thruway refinancing ($4,479,000 or $0.18 per diluted share) and (2) the prior year net expense associated with snow removal ($1,200,000 or $0.05 per diluted share).

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 55 community and neighborhood shopping center and mixed-use properties totaling approximately 9.0 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Real estate investments
Land	$282,027	$275,044
Buildings and equipment	920,937	870,143
Construction in progress	39,019	78,849

	1,241,983	1,224,036
Accumulated depreciation	(311,176)	(296,786)

	930,807	927,250
Cash and cash equivalents	21,103	12,968
Accounts receivable and accrued income, net	36,721	36,417
Deferred leasing costs, net	17,952	17,835
Prepaid expenses, net	1,286	3,024
Deferred debt costs, net	6,914	7,192
Other assets	17,178	9,202

Total assets	$1,031,961	$1,013,888

Liabilities
Mortgage notes payable	$732,862	$601,147
Construction loans payable	—	110,242
Dividends and distributions payable	12,506	12,415
Accounts payable, accrued expenses and other liabilities	19,317	23,544
Deferred income	25,475	26,727

Total liabilities	790,160	774,075

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	188	186
Additional paid-in capital	200,734	189,787
Accumulated deficit and other comprehensive loss	(136,302)	(129,345)

Total Saul Centers, Inc. stockholders’ equity	243,948	239,956
Noncontrolling interest	(2,147)	(143)

Total stockholders’ equity	241,801	239,813

Total liabilities and stockholders’ equity	$1,031,961	$1,013,888

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue
Base rent	$34,193	$31,805	$66,890	$63,470
Expense recoveries	6,791	6,923	14,217	15,645
Percentage rent	453	331	828	689
Other	1,342	1,028	2,577	3,896

Total revenue	42,779	40,087	84,512	83,700

Operating expenses
Property operating expenses	5,827	4,870	12,460	12,508
Provision for credit losses	518	157	1,033	354
Real estate taxes	4,656	4,449	9,138	9,131
Interest expense and amortization of deferred debt costs	11,170	8,887	21,464	17,478
Depreciation and amortization of deferred leasing costs	8,472	7,289	16,796	14,333
General and administrative	3,943	3,689	7,109	6,538

Total operating expenses	34,586	29,341	68,000	60,342

Operating income	8,193	10,746	16,512	23,358
Loss on early extinguishment of debt	—	(4,479)	—	(4,479)
Decrease in fair value of derivatives	(1,244)	—	(1,157)	—
Gain on casualty settlement	198	—	198	—
Acquisition related costs	—	—	(74)	—

Income from continuing operations	7,147	6,267	15,479	18,879

Discontinued operations:
Loss from operations of property sold	—	(29)	—	(67)

Net income	7,147	6,238	15,479	18,812
Income attributable to the noncontrolling interest	(749)	(565)	(1,772)	(2,586)

Net income attributable to Saul Centers, Inc.	6,398	5,673	13,707	16,226
Preferred dividends	(3,785)	(3,785)	(7,570)	(7,570)

Net income available to common stockholders	$2,613	$1,888	$6,137	$8,656

Per share net income available to common stockholders :
Diluted	$0.14	$0.10	$0.33	$0.47

Weighted average common stock :
Common stock	18,770	18,203	18,714	18,144
Effect of dilutive options	69	109	82	95

Diluted weighted average common stock	18,839	18,312	18,796	18,239

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$7,147	$6,238	$15,479	$18,812
Less: Gain on property dispositions	(198)	—	(198)	—
Add: Real property depreciation and amortization	8,472	7,289	16,796	14,333
Add: Real property depreciation - discontinued operations	—	28	—	57

FFO	15,421	13,555	32,077	33,202
Less: Preferred dividends	(3,785)	(3,785)	(7,570)	(7,570)

FFO available to common shareholders	$11,636	$9,770	$24,507	$25,632

Weighted average shares :
Diluted weighted average common stock	18,839	18,312	18,796	18,239
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	24,255	23,728	24,212	23,655

Per share amounts:
FFO available to common shareholders (diluted)	$0.48	$0.41	$1.01	$1.08

Reconciliation of net income to same property operating income:
Net income	$7,147	$6,238	$15,479	$18,812
Add: Interest expense and amortization of deferred debt costs	11,170	8,887	21,464	17,478
Add: Depreciation and amortization of deferred leasing costs	8,472	7,289	16,796	14,333
Add: Loss from operations of property sold	—	29	—	67
Add: Acquisition related costs	—	—	74	—
Add: General and administrative	3,943	3,689	7,109	6,538
Add: Loss on early extinguishment of debt	—	4,479	—	4,479
Add: Change in fair value of derivatives	1,244	—	1,157	—
Less: Gain on property disposition	(198)	—	(198)	—
Less: Interest income	(29)	—	(47)	—

Property operating income	31,749	30,611	61,834	61,707
Less: Acquisitions & developments	(2,924)	—	(5,435)	(676)

Total same property operating income	$28,825	$30,611	$56,399	$61,031

Shopping centers	$23,092	$23,593	$45,031	$47,279
Mixed-Use properties	5,733	7,018	11,368	13,752

Total same property operating income	$28,825	$30,611	$56,399	$61,031

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.